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Miami, Florida 33186
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F O R            I M M E D I A T E            R E L E A S E

NOVEN ANNOUNCES RESULTS OF
DAYTRANA™ ADVISORY COMMITTEE MEETING

Miami, FL – December 2, 2005 - Noven Pharmaceuticals, Inc. (NASDAQ: NOVN) announced the results of the Psychopharmacologic Drugs Advisory Committee meeting held earlier today relating to Daytrana™ (methylphenidate transdermal system).

Daytrana™, licensed globally to Shire plc, is an investigational transdermal patch designed for once-daily use to treat attention deficit hyperactivity disorder (ADHD) in children aged 6 to 12 years. An amended New Drug Application (NDA) for Daytrana™ is currently pending at the U.S. Food and Drug Administration (FDA).

The FDA asked the Advisory Committee to vote on (i) whether the product has been shown to be effective for the treatment of ADHD, and (ii) whether the product has been shown to be acceptably safe in the treatment of ADHD. On the first question, the Committee voted unanimously in favor of the efficacy of the product. On the second question, the Committee voted unanimously in favor of the safety of the product, but recommended that the FDA require post-marketing surveillance and/or studies related to the product. The Advisory Committee also recommended to the FDA that consideration of oral ADHD products be given prior to use of the product, but by a vote of eleven to one rejected a proposal to limit use of the product to patients who cannot use oral methylphenidate products.

“We are pleased that the Committee’s vote was supportive of the efficacy and safety of the product,” said Robert C. Strauss, Noven’s President, CEO & Chairman. “We look forward to the FDA’s final decision on the approvability of the amended NDA.”

The regulatory review period under the Prescription Drug User Fee Act (PDUFA) for the amended NDA is scheduled to conclude on December 28, 2005. The FDA is not bound by the vote or recommendations of the Advisory Committee.

Noven Pharmaceuticals, Inc., headquartered in Miami, Florida, is a leading developer of advanced transdermal drug delivery technologies and prescription transdermal products. Noven’s prescription patches are sold in over 30 countries, and a range of new products are being developed in collaboration with Shire plc, Novartis Pharma AG, P&G Pharmaceuticals, Endo Pharmaceuticals Inc. and others. See www.noven.com for additional information.

Contact:
Joseph C. Jones
Vice President – Corporate Affairs
(305) 253-1916

Except for historical information contained herein, the matters discussed in this press release contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve substantial risks and uncertainties. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the current expectations of Noven and are subject to a number of risks and uncertainties that are subject to change based on factors which are, in many instances, beyond Noven’s control. These risks and uncertainties include: the possibility that FDA will determine that the amended NDA does not support approval; the risk that MTS may not ultimately be approved or commercialized; risks related to final product labeling (if the product is approved), including the risk that warnings or limitations required by the FDA may adversely affect the commercial success of the product; uncertainties relating to the timing of any DEA award of methylphenidate procurement quota necessary for the production of MTS, which is outside Noven’s control and may impact the success of product launch and market penetration.

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